EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Volcano Corporation:
We consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333-169341 and
333-165346) and on Form S-8 (Nos. 333-172119, 333-136655, 333-145761, and 333-149761) of Volcano Corporation of our reports dated February 28, 2013, with respect to the consolidated balance sheets of Volcano Corporation and subsidiaries (the Company) as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2012, and the effectiveness of internal control over financial reporting as of December 31, 2012, which reports appear in the December 31, 2012, annual report on Form 10-K of Volcano Corporation.
/s/ KPMG LLP
San Diego, California
February 28, 2013